FORM 4                                              OMB APPROVAL
                                                    ----------------------------
                                                    OMB NUMBER:  3235-0287
                                                    Expires:  February 1, 2001
                                                    Estimated average burden
                                                    hours per response.....1.0
                                                    ----------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer
    subject to Section 16. Form 4 or
    Form 5 obligations may
    continue. See instruction 1(b).

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

   Reicher                          Michael             K.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   C/o Halsey Drug Co., Inc. 695 N. Perryville Rd. Bldg. 2
--------------------------------------------------------------------------------
                                    (Street)

   Rockford,                        Illinois             61107
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Halsey Drug Co., Inc.         Symbol: HDGC
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     07/02

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chairman & Chief Executive Officer
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4, and 5)            Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (over)

*    See footnote 2 on Table II.

                            (Print or Type Responses)

SFL 1474 (3/91)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
5% Convertible
Senior Secured        $1.34                                                      Common   223,880
  Debentures            (8)  3/10/98  A         (1)            3/10/98  3/15/03  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
                      $1.34                                                      Common    33,921
   Warrants             (8)  3/10/98  A         (1)            3/10/98  3/15/05  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Common
   Warrants          $2.279  3/10/98  A         (1)            3/10/98  3/15/05  Stock     31,579                   D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured        $1.34                                                      Common    53,816
  Debentures            (8)  6/12/98  A         (2)            6/12/98  3/15/03  Stock      (8)                     D
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                      $1.34                                                      Common    8,153
   Warrants             (8)  6/12/98  A         (2)            6/12/98  3/15/05  Stock      (8)                     D
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                                                                                 Common
   Warrants          $2.279  6/12/98  A         (2)            6/12/98  3/15/05  Stock     7,590                    D
------------------------------------------------------------------------------------------------------------------------------------
 Non-qualified                                                                   Common
 Stock Options       $2.375  2/19/98  A                          (3)    2/19/08  Stock   1,000,000                  D
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5% Convertible
Senior Secured                                                                   Common    3,560
  Debentures        $1.1312  4/1/99   A         (4)             4/1/99  3/15/03  Stock      (8)                     D
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 Non-qualified                                                                   Common
 Stock Options       $1.125  4/12/99  A         (5)            4/12/00  4/12/09  Stock    100,000                   D
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5% Convertible
Senior Secured                                                                   Common    1,681
  Debentures        $2.4250  7/1/99   A         (4)             7/1/99  3/15/03  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                                   Common
  Debentures        $2.3063  10/1/99  A         (4)            10/1/99  3/15/03  Stock     1,789                    D
------------------------------------------------------------------------------------------------------------------------------------
 Non-qualified                                                                   Common
 Stock Options       $1.875  2/17/00  A         (5)            2/17/01  2/17/10  Stock    125,000                   D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                                   Common
  Debentures         $1.722  4/1/00   A         (4)             4/1/00  3/15/03  Stock     1,440                    D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured        $1.34                                                      Common  (111,939)
  Debentures            (8)  3/10/98  A                   (6)  3/10/98  3/15/03  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
                      $1.34                                                      Common   (16,960)
   Warrants             (8)  3/10/98  A                   (6)  3/10/98  3/15/05  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Common
   Warrants          $2.279  3/10/98  A                   (6)  3/10/98  3/15/05  Stock    (15,789)                  D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured        $1.34                                                      Common   (26,907)
  Debentures            (8)  6/12/98  A                   (6)  6/12/98  3/15/03  Stock      (8)                     D

------------------------------------------------------------------------------------------------------------------------------------
                      $1.34                                                      Common   (4,076)
   Warrants             (8)  6/12/98  A                   (6)  6/12/98  3/15/05  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Common
   Warrants          $2.279  6/12/98  A                   (6)  6/12/98  3/15/05  Stock    (3,795)                   D
------------------------------------------------------------------------------------------------------------------------------------
 Non-qualified                                                                   Common
 Stock Options      $1.1125  6/29/00  A         (5)            6/29/01  6/29/10  Stock    200,000                   D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                                   Common
  Debentures        $1.1125  7/1/00   A         (4)            7/01/00  3/15/03  Stock     2,087                    D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured        $1.34                                                      Common   (3,731)
  Debentures            (8)  6/12/98  A                   (7)  6/12/98  3/15/03  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured        $1.34                                                      Common   (3,731)
  Debentures            (8)  6/12/98  A                   (7)  6/12/98  3/15/03  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured        $1.34                                                      Common   (3,731)
  Debentures            (8)  6/12/98  A                   (7)  6/12/98  3/15/03  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                                   Common
  Debentures        $ .9071  10/1/00  A         (4)            10/01/00 3/15/03  Stock     2,592                    D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured        $1.34                                                      Common   (3,731)
  Debentures            (8)  6/12/98  A                   (7)  6/12/98  3/15/03  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured        $1.34                                                      Common   (3,731)
  Debentures            (8)  6/12/98  A                   (7)  6/12/98  3/15/03  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured        $1.34                                                      Common   (3,731)
  Debentures            (8)  6/12/98  A                   (7)  6/12/98  3/15/03  Stock      (8)                     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                                   Common
  Debentures        $ .6258 01/01/01  A         (4)            01/01/01 3/15/03  Stock     3,503                    D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                                   Common
  Debentures          $1.03 04/01/01 A          (4)            04/01/01 3/15/03  Stock     2,156                    D
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5% Convertible
Senior Secured                                                                   Common
  Debentures          $2.22 07/01/01 A          (4)            07/01/01 3/15/03  Stock     1,013                    D
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5% Convertible
Senior Secured                                                                   Common
  Debentures          $2.22 10/01/01 A          (4)            10/01/01 3/15/03  Stock     1,026                    D
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5% Convertible
Senior Secured                                                                   Common
  Debentures          $1.86 01/01/02  A         (4)            01/01/02 3/15/03  Stock     1,239                    D
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5% Convertible
Senior Secured                                                                   Common
  Debentures          $2.02 04/01/02  A         (4)            04/01/02 3/15/03  Stock     1,155                    D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                                   Common
  Debentures          $1.72 07/01/02  A         (4)            07/01/02 3/15/03  Stock     1,373        1,606,701   D
====================================================================================================================================


EXPLANATION OF RESPONSES:

(1) Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (33,921 shares of which are presently exercisable at $1.34 per share and 31,579 shares of which are presently exercisable at $2.279 per share).

(2) Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time, (ii) Warrants to purchase shares of common stock (8,153 shares of which are presently exercisable at $1.34 per share and 7,590 shares of which are presently exercisable at $2.279 per share)

(3) Options vest quarterly, with 62,500 options vesting every quarter effective May 1, 1998.

(4) Certain quarterly interest payments are paid in the form of convertible debentures.

(5)  Options vest 25% annually.

(6) Transferred without consideration as part of a settlement agreement contained within a QDRO.

(7)  Transferred as gift without consideration.

(8) Adjusted to reflect results of an anti-dilution calculation contained in the instrument.

          /s/ Michael K. Reicher                               July 20, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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